Exhibit 99.1

July 27, 2015

Press Release

Kentucky Bancshares, Inc. Completes Acquisition

PARIS, KENTUCKY (July 27, 2015) - Kentucky Bancshares, Inc. (KTYB), Paris, Kentucky, the holding company of Kentucky Bank, announced today completion of the acquisition of Madison Financial Corporation of Richmond, KY, into Kentucky Bancshares, Inc. Following the acquisition, Madison Bank, formerly a wholly-owned subsidiary bank of Madison Financial Corporation, was merged into Kentucky Bank. The three former locations of Madison Bank will be operated as financial centers of Kentucky Bank.

The acquisition was first announced on January 21, 2015.  Madison
Financial Corporation shareholders approved the acquisition on July 15, 2015 following the receipt of all required regulatory approvals.

With this transaction, Kentucky Bank now has three additional offices in
Richmond: 1001 Gibson Bay Drive, Suite 101; 660 University Shopping Center; and 724 West Main Street (Tates Creek). John Hamilton is Market President for Kentucky Bank's Madison County region. Hamilton is a lifelong resident of Richmond, and has forty years of banking experience (mostly in Madison County), primarily in Commercial Banking and Administration.

Richmond is a wonderful community, says Louis Prichard, President and CEO of Kentucky Bancshares, Inc. The reception we have received from Madison Bank customers has been gratifying. We plan to continue the forward thinking customer service that has been Kentucky Bank's hallmark. Our thanks go to the employees of both banks who have worked so hard to ensure a smooth transition. We are looking forward to continuing the banking relationships with Madison Bank customers.

Kentucky Bancshares, Inc. is a financial services holding company and is the parent of Kentucky Bank, a Kentucky state chartered commercial bank and trust company, with a history of more than 160 years. Kentucky Bank is headquartered in Paris, and has additional offices in Richmond, Winchester, Georgetown, Versailles, Nicholasville, Wilmore, Cynthiana, Morehead and Sandy Hook. With the completion of the acquisition, the total assets of Kentucky Bancshares, Inc. will be approximately $975 million.

Contacts:
Louis Prichard
Kentucky Bancshares, Inc.
4th & Main Streets
P. O. Box 157
Paris, Kentucky  40362-0157
(859) 987-1795
Louis.Prichard@kybank.com